EXHIBIT 10.19

FIFTH AMENDMENT TO THE
KRISPY KREME DOUGHNUTS, INC.
2000 STOCK INCENTIVE PLAN

     This Fifth Amendment to the Krispy Kreme Doughnuts, Inc. 2000 Stock Incentive Plan (the “Plan”) made this 10th day of December, 2008, by Krispy Kreme Doughnuts, Inc. (the “Company”), and effective January 1, 2005 to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and otherwise effective December 31, 2008.

W I T N E S S E T H:

     WHEREAS, the Company desires to amend the Plan as a result of deferred compensation laws under Section 409A of the Code; and

     WHEREAS, the Company is authorized to amend the Plan.

     NOW, THEREFORE, BE IT RESOLVED that the Plan be amended as follows:

     1. Section 2(l) of the Plan shall be deleted in its entirety and the following inserted in lieu thereof:

“2(l) ‘Disability’ shall mean a condition where the Participant either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than three (3) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.”

     2. Section 7.1 of the Plan shall be deleted in its entirety and the following inserted in lieu thereof:

“7.1 Grants of SARs.The Committee shall designate Participants to whom SARs are granted, and will specify the number of Shares of Common Stock subject to each grant. An SAR may be granted with or without a related Option. All SARs granted under this Plan shall be subject to an Agreement in accordance with the terms of this Plan. A payment to the Participant upon the exercise of a SAR may not be more than the difference between the Fair Market Value of the Shares with respect to the SAR on the date of grant and the Fair Market Value of the Shares with respect to the SAR on the date of exercise of the SAR. The maximum number of Shares subject to SARs which can be granted under the Plan during any calendar year to any individual is 250,000 Shares; provided, however, that to the extent that the maximum number of Shares is not granted to a Participant in a calendar year, such amount may be carried over into subsequent years.”

     3. Section 8.4 of the Plan shall be amended by adding the following sentence to the end thereof:

“Notwithstanding the foregoing, if a Participant is deemed on the date of his or her ‘separation from service’ (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Corporation to be a ‘specified employee’ (within the meaning of Treas. Reg. Section 1.409-1(i)), then with regard to any payment that is considered deferred compensation under Section 409A payable on account of a ‘separation from service’ that is required to be delayed pursuant to Section 409(a)(2)(b) of the Code (after taking into account any applicable exceptions to such requirement), such payment shall be made on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s ‘separation from service;’ or (ii) the date of the Participant’s death (the ‘Delay Period’). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 8.4 shall be paid to Participant in a lump sum.”

     4. A new Section 8.6 of the Plan shall be added as follows:

“8.6 Payment of Stock Awards. Upon the grant of a Stock Award, a Shares shall be issued to the Participant not later than March 15 of the year following the year in which the Stock Award is granted.”

     5. The following sentence shall be added to the end of Section 9.1:

“The Committee shall set forth all of the material terms of any Performance Unit Award in a written document that satisfies the requirements of Section 409A of the Code, or that evidences that such Performance Unit Award does not provide for deferred compensation subject to Section 409A of the Code.”

     6. Section 13.1 of the Plan shall be deleted in its entirety and the following inserted in lieu thereof:

“13.1 Definition. For purposes of the Plan, a “Change in Control” means any of the following events:

(a) The acquisition (other than from the Company) by any Person of Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Company's then outstanding voting securities within a twelve (12)-month period; provided, however, that for purposes of this Section 13.1, Person shall not include any person who on the date hereof owns 25% or more of the Company’s outstanding securities, and a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries, or (ii) any corporation, which, immediately prior to such acquisition, is owned directly or indirectly by the Shareholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

(b) Approval by Shareholders of the Company of (1) a merger or consolidation involving the Company if the Shareholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation, or (2) a complete liquidation or dissolution of the Company, or (3) an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

(c) A change in the composition of the Board such that the individuals who, as of the first date of such period, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 13.1 that any individual who becomes a member of the Board during such twelve (12)-month whose election, or nomination for election by the Company's Shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, including any successor to such Rule), or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, shall not be so considered as a member of the Incumbent Board.

     IN WITNESS WHEREOF, the parties have executed this Fifth Amendment as of the date first above written.

KRISPY KREME DOUGHNUTS, INC.

By:	/s/ Kenneth J. Hudson
Senior Vice President – Human Resources
and Organizational Development

ATTEST:

By:	/s/ Wesley M. Suttle
Wesley M. Suttle
Secretary